Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 21, 2023, relating to the financial statements of Nutanix, Inc. and the effectiveness of Nutanix, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Nutanix, Inc. for the year ended July 31, 2023.

/s/ Deloitte & Touche LLP

San Jose, California

September 21, 2023